Exhibit 3.110

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “GRAND MESA PIPELINE, LLC”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JULY, A.D. 2014, AT 11:18 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5566971 8100 140943539	AUTHENTICATION: 1526953 DATE: 07-11-14

You may varify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:21 AM 07/11/2014
FILED 11:18 AM 07/11/2014
SRV 140943539 - 5566971 FILE

CERTIFICATE OF FORMATION

OF

Grand Mesa Pipeline, LLC

1.     The name of the limited liability company is Grand Mesa Pipeline, LLC.

2.     The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Grand Mesa Pipeline, LLC this 11th day of July, 2014.

/s/ Troy D. Peterson

Troy D. Peterson

Authorized Person